Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bed Bath & Beyond Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-63902, 33-87602, 333-18011, 333-75883, 333-64494, 333-126169 and 333-182528) on Form S-8 of Bed Bath & Beyond Inc. of our reports dated April 29, 2014, with respect to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of March 1, 2014 and March 2, 2013 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended March 1, 2014 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 1, 2014, which reports appear in the March 1, 2014 annual report on Form 10-K of Bed Bath & Beyond Inc. and subsidiaries.

/s/ KPMG LLP
Short Hills, New Jersey
April 29, 2014